NEWS

Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Reports Third-Quarter 2009 Financial Results

DENVER, November 3, 2009 - Cimarex Energy Co. (NYSE: XEC) today reported third-quarter 2009 net income of $38.7 million, or $0.46 per diluted share.  Reducing third-quarter earnings are mark-to-market losses on derivatives of $17.5 million ($10.3 million after tax) and impairment of well equipment and supplies of $5.4 million ($3.2 million after tax).

A year ago, Cimarex had a third-quarter loss of $232.4 million, or $2.85 per share.  Third-quarter 2008 results included a $657.1 million ($417.4 million after-tax) full-cost ceiling test write-down.

Revenues from oil and gas sales in the third quarter of 2009 were $238.3 million, a 57% decrease compared to $552.4 million in the same period of 2008.  Third-quarter 2009 cash flow from operations totaled $181.7 million versus $413.8 million in the same period of 2008(1).

The decrease in third-quarter 2009 revenues and cash flow is primarily a result of lower oil and gas prices.  Third-quarter 2009 gas prices decreased 61% to $3.80 per thousand cubic feet (Mcf) and oil fell 45% to $63.49 per barrel from the same period of 2008.

Third-quarter 2009 oil and gas production averaged 441.5 million cubic feet equivalent per day (MMcfe/d), comprised of 306.8 million cubic feet of gas and 22,439 barrels of oil.  Reflecting our planned reduction in drilling, daily production decreased 9% from a year-earlier. Cimarex’s third-quarter 2009 operated rig count averaged nine versus 43 in the comparable period of 2008.

For the first nine months of 2009, Cimarex had a net loss of $416.6 million, or $5.10 per share, as compared to net income of $146.1 million, or $1.71 per share, for the comparable period of 2008.  The net loss for 2009 includes a first-quarter full-cost ceiling test write-down of $791.1 million ($501.8 million after-tax).

Capital
Third-quarter 2009 exploration and development (E&D) capital totaled $126.2 million, down from $418.9 million in the third quarter of 2008.  In the third quarter of 2009, Cimarex drilled 29 gross (21 net) wells, completing 93% as producers.

For the first nine months of 2009, E&D capital expenditures were $366.9 million versus $1,085.8 million during the comparable period of 2008.  During 2009 we have drilled 76% fewer wells as compared to 2008.  We expect 2009 capital expenditures will range from $500-$550 million.

Other
Cimarex has oil and natural gas hedge contracts for October 2009 through December 2010.  Calendar 2010 hedges cover on average 11,000 barrels of oil per day and 160,000 MMBtu of gas per day, representing slightly less than half of expected production. The following tables summarize the current commodity hedge position:

Natural Gas Contracts

				Weighted Average Price
Period	Type	Volume (2)	Index(3)	Floor	Ceiling	Swap
Oct 09 - Dec 09	Collar	143,370	PEPL	$3.00	$5.00	$-

Jan 10 - Dec 10	Collar	100,000	PEPL	$5.00	$6.62	$-
Jan 10 - Dec 10	Swap	40,000	PEPL	$-	$-	$5.18
Jan 10 - Dec 10	Collar	20,000	HSC	$5.00	$6.85	$-
		160,000

Oil Contracts

				Weighted Average Price
Period	Type	Volume (2)	Index(3)	Floor	Ceiling	Put
Jan 10 – Dec 10	Collar	10,000	WTI	$60.03	$92.07	$-
Jan 10 – Dec 10	Floor/Put	1,000	WTI	$-	$-	$60.00
		11,000

Cimarex accounts for these commodity contracts using the mark-to-market accounting method.

Total long-term debt at the end of the third quarter was $523.8 million.  As of September 30, 2009, our debt to total capitalization ratio was 21% (4).

As previously announced, Cimarex’s bank group reaffirmed the Company’s $1.0 billion borrowing base related to its credit facility maturing in April 2012.  Bank group commitments of $800 million also remain unchanged.  As of September 30, 2009, Cimarex had bank borrowings outstanding of $156 million, which is $183 million less than the second-quarter balance of $339 million.  The reduction in borrowings was funded from non-core property sales, tax refunds, lower capital spending relative to cash flow and a net positive working capital change.

Immediately after quarter-end, Cimarex completed the sale of its interest in a Texas secondary recovery oil field for $81 million, which further reduced bank borrowings to $115 million.  Year-to-date asset sales total approximately $117 million, with associated proved reserves of 28 billion cubic feet equivalent and 8 MMcfe/d of production.

Outlook
Based on current drilling and completion activity and including the impact of property sales, fourth-quarter 2009 production is projected to range between 440-455 MMcfe/d, resulting in full-year 2009 volumes of 455-460 Mcfe/d.  Fourth-quarter projections have been reduced by approximately 8 MMcfe/d for properties sold, including the $81 million sale of the Texas secondary recovery oil field closed the first week of October.

Expenses for the fourth quarter of 2009 are expected to fall within the following ranges:

Expenses ($/Mcfe):
Production expense	$1.10 - $1.20
Transportation expense	0.19 - 0.24
DD&A and ARO accretion	1.40 - 1.70
General and administrative expense	0.24 - 0.30
Taxes other than income (% of oil and gas revenue)	7.5% - 8.5%

Conference call and web cast
Cimarex will also host a conference call today at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time).  To access the live, interactive call, please dial (800) 921-0061 and reference call ID # 36165491 ten minutes before the scheduled start time.  A digital replay will be available for one week following the live broadcast at (800) 642-1687 and by using the conference ID # 36165491.  The listen-only web cast of the call will be accessible via www.cimarex.com.

(1)	Cash flow from operations is a non-GAAP financial measure. See below for a reconciliation of the related amounts.

(2)	Gas volume in MMBtu per day and oil volume in barrels per day.

(3)
PEPL refers to Panhandle Eastern Pipe Line, Tex/Ok Mid-Continent index and HSC stands for Houston Ship Channel Gulf Coast index both as quoted in Platt’s Inside FERC.  WTI refers to West Texas Intermediate oil price as quoted on the New York Mercantile Exchange.

(4)
Reconciliation of debt to total capitalization, which is a non-GAAP measure, is:  long-term debt of $523.8 million divided by long-term debt of $523.8 million plus stockholders’ equity of $1,933.2 million.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com

RECONCILIATION OF CASH FLOW FROM OPERATIONS

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Net cash provided by operating activities	$271,300	$443,157	$465,646	$1,140,709
Change in operating assets and liabilities	(89,620)	(29,315)	6,788	43,705

Cash flow from operations	$181,680	$413,842	$472,434	$1,184,414

Management believes that the non-GAAP measure of cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program.  It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

PRICE AND PRODUCTION DATA
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Total gas production - Mcf	28,229,461	32,135,957	87,604,619	95,217,617
Gas volume - Mcf per day	306,842	349,304	320,896	347,510
Gas price - per Mcf	$3.80	$9.76	$3.70	$9.58

Total oil production - barrels	2,064,400	2,079,835	6,388,336	6,195,523
Oil volume - barrels per day	22,439	22,607	23,400	22,611
Oil price - per barrel	$63.49	$114.87	$50.80	$110.26

OIL AND GAS CAPITALIZED EXPENDITURES
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Acquisitions:
Proved	$350	$120	$474	$1,489
Unproved*	(10,315)	—	(10,315)	—
	(9,965)	120	(9,841)	1,489
Exploration and development:
Land and Seismic	7,036	52,485	34,072	109,611
Exploration and development	119,144	366,456	332,844	976,183
	126,180	418,941	366,916	1,085,794
Sale proceeds:
Proved	(9,877)	—	(25,271)	—
Unproved	—	—	(3,034)	—
	(9,877)	—	(28,305)	—

	$106,338	$419,061	$328,770	$1,087,283

*      The negative balance reflects purchase price adjustments related to an acreage acquisition in the fourth quarter of 2008.

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008 (1)	2009	2008 (1)
		(In thousands, except per share data)

Revenues:
Gas sales	$107,275	$313,523	$324,438	$912,443
Oil sales	131,073	238,918	324,507	683,109
Gas gathering, processing and other	10,732	24,163	31,165	73,734
Gas marketing, net	54	654	888	2,225
	249,134	577,258	680,998	1,671,511
Costs and expenses:
Impairment of oil and gas properties	—	657,146	791,137	657,146
Depreciation, depletion, amortization and accretion	63,264	149,410	214,456	411,623
Production	42,682	55,362	139,127	156,506
Transportation	8,760	10,621	25,233	29,551
Gas gathering and processing	4,830	12,591	14,347	35,787
Taxes other than income	19,728	39,097	50,525	109,453
General and administrative	12,522	12,377	29,803	37,837
Stock compensation, net	2,477	2,791	6,831	7,432
Loss on derivative instruments, net	17,357	—	17,613	—
Other operating, net	2,911	11,871	19,094	12,992
	174,531	951,266	1,308,166	1,458,327

Operating income (loss)	74,603	(374,008)	(627,168)	213,184

Other (income) and expense:
Interest expense	8,862	7,789	26,554	23,943
Amortization of deferred financing costs	1,761	277	3,590	842
Capitalized interest	(5,295)	(5,671)	(16,230)	(14,930)
Other, net	3,737	(8,086)	11,627	(16,610)

Income (loss) before income tax	65,538	(368,317)	(652,709)	219,939
Income tax expense (benefit)	26,833	(135,894)	(236,121)	73,811

Net income (loss)	$38,705	$(232,423)	$(416,588)	$146,128

Earnings (loss) per share to common stockholders (2):
Basic	$0.46	$(2.85)	$(5.10)	$1.74
Diluted	$0.46	$(2.85)	$(5.10)	$1.71

Dividends per share	$0.06	$0.06	$0.18	$0.18

Shares attributable to common stockholders:
Common shares outstanding	81,792	81,576	81,792	81,576
Diluted common shares outstanding	82,177	81,576	81,792	83,275

(1)
Effective January 1, 2009, we adopted a new rule promulgated by the Financial Accounting Standards Board (FASB) pertaining to the accounting treatment for convertible debt instruments that may be settled in cash upon conversion. The requirements are to be applied retrospectively to previously issued convertible instruments. These changes resulted in additional non-cash interest expense of approximately $0.46 million and $1.4 million applied retrospectively to the third quarter of 2008 and first nine months of 2008, respectively. In addition, long-term debt at December 31, 2008 was decreased by $3.6 million, deferred income tax liability increased by $1.3 million and stockholder's equity increased by $2.3 million.

(2)
Effective January 1, 2009, we adopted a new rule promulgated by the FASB which defines when certain share based payment awards are to be treated as participating securities in the calculation of earnings per share. The rule requires qualifying awards to be included in computing earnings per share using the two-class earnings allocation method and is to be applied retrospectively to prior periods.  Under the two-class earnings allocation method, earnings available to common stockholders do not include earnings attributable to unvested restricted stock and stock units, which are considered participating securities.  Shares attributed to common stockholders do not include outstanding restricted stock.  Neither potential common shares nor participating securities are included in the diluted computations when a loss from continuing operations exists.  For complete details of the earnings per share calculation, please refer to our quarterly financial statements, filed with the SEC on Form 10-Q and posted on our website.

CONDENSED CASH FLOW STATEMENTS (unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008 (1)	2009	2008 (1)
	(In thousands)		(In thousands)
Cash flows from operating activities:
Net income (loss)	$38,705	$(232,423)	$(416,588)	$146,128
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Impairments	2,910	657,146	804,815	657,146
Depreciation, depletion, amortization and accretion	63,264	149,410	214,456	411,623
Deferred income taxes	13,528	(162,962)	(220,592)	(38,840)
Stock compensation, net	2,477	2,791	6,831	7,432
Derivative instruments, net	17,532	—	21,157	—
Changes in non-current assets and liabilities	42,794	(333)	48,673	(94)
Amortization of deferred financing costs and other, net	470	213	13,682	1,019
Changes in operating assets and liabilities:
(Increase) decrease in receivables, net	7,738	82,375	84,044	(20,762)
(Increase) decrease in other current assets	43,404	(13,622)	17,404	(59,669)
Increase (decrease) in accounts payable and accrued liabilities	38,478	(39,438)	(108,236)	36,726
Net cash provided by operating activities	271,300	443,157	465,646	1,140,709
Cash flows from investing activities:
Oil and gas expenditures	(97,366)	(385,651)	(390,108)	(1,026,719)
Sales of oil and gas and other assets	19,993	79	38,556	434
Sales of short-term investments	2,098	2,227	3,328	9,288
Other expenditures	(10,404)	(22,167)	(21,131)	(43,253)
Net cash used by investing activities	(85,679)	(405,512)	(369,355)	(1,060,250)
Cash flows from financing activities:
Net increase (decrease) in bank debt	(183,000)	—	(64,000)	—
Financing costs incurred	(34)	—	(17,995)	(50)
Dividends paid	(5,047)	(5,033)	(15,123)	(15,007)
Issuance of common stock and other	2,462	(30)	2,576	12,931
Net cash used in financing activities	(185,619)	(5,063)	(94,542)	(2,126)
Net change in cash and cash equivalents	2	32,582	1,749	78,333
Cash and cash equivalents at beginning of period	2,960	168,801	1,213	123,050
Cash and cash equivalents at end of period	$2,962	$201,383	$2,962	$201,383

(1)
Effective January 1, 2009, we adopted a new rule promulgated by the Financial Accounting Standards Board pertaining to the accounting treatment for convertible debt instruments that may be settled in cash upon conversion. The requirements are to be applied retrospectively to previously issued convertible instruments. These changes resulted in additional non-cash interest expense of approximately $0.46 million and $1.4 million applied retrospectively to the third quarter of 2008 and first nine months of 2008, respectively. In addition, long-term debt at December 31, 2008 was decreased by $3.6 million, deferred income tax liability increased by $1.3 million and stockholder's equity increased by $2.3 million.

BALANCE SHEETS (unaudited)

	September 30,	December 31,
	2009	2008 (1)
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$2,962	$1,213
Restricted cash	593	502
Short-term investments	—	2,502
Receivables, net	173,914	259,082
Oil and gas well equipment and supplies	166,021	186,062
Deferred income taxes	8,566	2,435
Derivative instruments	3,150	—
Other current assets	26,303	63,148
Total current assets	381,509	514,944
Oil and gas properties at cost, using the full cost method of accounting:
Proved properties	7,476,167	7,052,464
Unproved properties and properties under development, not being amortized	385,321	465,638
	7,861,488	7,518,102
Less – accumulated depreciation, depletion and amortization	(5,696,671)	(4,709,597)
Net oil and gas properties	2,164,817	2,808,505
Fixed assets, net	122,984	119,616
Goodwill	691,432	691,432
Other assets, net	35,420	30,436
	$3,396,162	$4,164,933
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$19,646	$101,157
Accrued liabilities	202,544	263,994
Derivative instruments	12,645	—
Revenue payable	90,027	104,438
Total current liabilities	324,862	469,589
Long-term debt	523,753	587,630
Deferred income taxes	327,653	500,945
Other liabilities	286,711	255,122
Stockholders’ equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,511,991 and 84,144,024 shares issued, respectively	835	841
Treasury stock, at cost, zero and 885,392 shares held, respectively	—	(33,344)
Paid-in capital	1,853,876	1,874,834
Retained earnings	78,546	510,271
Accumulated other comprehensive loss	(74)	(955)
	1,933,183	2,351,647
	$3,396,162	$4,164,933

(1)
Effective January 1, 2009, we adopted a new rule promulgated by the Financial Accounting Standards Board pertaining to the accounting treatment for convertible debt instruments that may be settled in cash upon conversion. The requirements are to be applied retrospectively to previously issued convertible instruments. These changes resulted in additional non-cash interest expense of approximately $0.46 million and $1.4 million applied retrospectively to the third quarter of 2008 and first nine months of 2008, respectively. In addition, long-term debt at December 31, 2008 was decreased by $3.6 million, deferred income tax liability increased by $1.3 million and stockholder's equity increased by $2.3 million.